                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[X]     Filed by the Registrant
[ ]     Filed by a Party other than the Registrant

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of Commission only (as permitted by Rule
        14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 TRANSPRO, INC.
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

        1)      Title of each class of securities to which transaction applies:

        2)      Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)      Proposed maximum aggregate value of transaction:

        5)      Total fee paid:


[ ]     Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

        2)      Form, Schedule or Registration Statement No.:

        3)      Filing Party:

        4)      Date Filed:

[GRAPHIC OMITTED]




                                                                  March 28, 2002



Dear Fellow Stockholder:


     You are cordially invited to attend our Annual Meeting of Stockholders which will be held at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York on Thursday, May 2, 2002 at 11:00 a.m. This year you are being asked to elect seven directors to the Board and approve our auditors for the year ending December 31, 2002, all as described in the accompanying notice and proxy statement.


     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.


    Thank you for your cooperation.



                                Sincerely yours,

                                /s/ Barry R. Banducci
                                ----------------------------
                                Barry R. Banducci
                                Chairman of the Board

                                 TRANSPRO, INC.

                       --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       --------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transpro, Inc. will be held on Thursday, May 2, 2002 at 11:00 a.m., at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York, for the following purposes:


    (1)   To elect seven directors to serve for the ensuing year;


    (2) To consider and vote on the approval of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2002; and


    (3) To transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.


     Stockholders of record at the close of business on March 6, 2002 will be entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. All stockholders are cordially invited to attend the annual meeting in person. Stockholders who are unable to attend the annual meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxy and vote their shares in person.



                                          RICHARD A. WISOT
                                          Secretary



New Haven, Connecticut
March 28, 2002

                                 TRANSPRO, INC.
                                 100 GANDO DRIVE
                          NEW HAVEN, CONNECTICUT 06513

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                               GENERAL INFORMATION


PROXY SOLICITATION

     This proxy statement is furnished to the holders of common stock of Transpro, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the annual meeting of stockholders to be held on Thursday, May 2, 2002, or at any adjournments of the annual meeting. The purposes of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the meeting are being solicited by our Board of Directors. Proxies will be mailed to stockholders on or about April 1, 2002 and will be solicited chiefly by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, facsimile, or in person to request that proxies be furnished. We will pay all expenses incurred in connection with this solicitation.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the annual meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified. If no specifications are given, the proxies intend to vote the shares represented to approve Proposals No. 1 and 2 as described in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 6, 2002 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. On March 6, 2002 there were 6,981,889 shares of common stock outstanding; each share is entitled to one vote on each of the matters to be presented at the annual meeting. The holders of a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each item.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS


     Seven directors, constituting the entire Board, are to be elected at the annual meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Each person named below is now a director of Transpro. In the event any of these nominees will be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director of Transpro and their principal occupations or employment during the past five years are:


                                      YEAR FIRST
                                        BECAME                       PRINCIPAL OCCUPATION
NOMINEE                         AGE    DIRECTOR                   DURING THE PAST FIVE YEARS
-------                         ---    --------                   --------------------------
Barry R. Banducci ............   66      1995          Chairman of the Board of Transpro, Inc. since
                                                       September 1995; from 1984 to 1996, Vice Chairman of
                                                       the Board and a director of The Equion Corporation, a
                                                       manufacturer of automotive products; from 1988 to
                                                       1994, President and Chief Executive Officer of Equion
                                                       and from 1984 to 1988, President and Chief Operating
                                                       Officer of Equion; currently a director of Advanced
                                                       Accessory Systems, LLC and Delker Corporation. (1)(3)

William J. Abraham, Jr. ......   54      1995          Partner with Foley & Lardner, a law firm in Milwaukee,
                                                       Wisconsin, since 1980; formerly Chairman of the
                                                       Business Law Department of Foley & Lardner; currently
                                                       a director of The Vollrath Company, Inc., Park Bank,
                                                       and Windway Capital Corp. (2)

Philip Wm. Colburn ...........   73      1995          Chairman of the Board of Allen Telecom Inc. since
                                                       December 1988 and a director of Allen since 1973; from
                                                       March 1988 to February 1991, Chief Executive Officer
                                                       of Allen; currently a director of Superior Industries
                                                       International, Inc. (2)

Charles E. Johnson ...........   56      2001          Since March 2001, President and Chief Executive Officer
                                                       of Transpro, Inc.; from 1996 to March 2001, President
                                                       and Director, and from 1997 to March 2001, Chief
                                                       Executive Officer, of Canadian General-Tower Ltd., a
                                                       producer of polymer films and composite materials to
                                                       the automotive and other markets; from 1984 to 1996,
                                                       various positions at The Equion Corporation, including
                                                       President and Chief Operating Officer from 1993 to
                                                       1996. (3)

Paul R. Lederer ..............   62      1995          Currently a director of R&B Inc., O'Reilly Automotive,
                                                       Inc., FPM, Inc. and Icarz.com, and a member of the
                                                       advisory boards of Richco Inc., Ampere Products,
                                                       Autoline and The Wine Discount Center; prior to
                                                       retirement in October 1998, Executive Vice President --
                                                       Worldwide Aftermarket of Federal-Mogul Corporation
                                                       since February 1998; from November 1994 to
                                                       February 1998, President and Chief Operating Officer
                                                       of Fel-Pro Inc., which was acquired by Federal-Mogul
                                                       Corporation. (1)(3)

                                  YEAR FIRST
                                    BECAME                        PRINCIPAL OCCUPATION
NOMINEE                    AGE     DIRECTOR                    DURING THE PAST FIVE YEARS
-------                    ---     --------                    --------------------------
Sharon M. Oster .........   53      1995          Frederic D. Wolfe Professor of Management and
                                                  Entrepreneurship at the School of Management, Yale
                                                  University since 1992; from 1992 to 1994, Associate
                                                  Dean of Yale's School of Management; from 1983 to
                                                  1994, Professor of Economics and Management at
                                                  Yale's School of Management; currently a director of
                                                  HealthCare REIT, Inc. and The Aristotle Corporation. (1)

F. Alan Smith ...........   70      1995          Chairman of Advanced Accessory Systems, LLC since
                                                  September 1995; Chairman of Mackie Automotive
                                                  Systems since May 1998, and a director of 3M from
                                                  1986 to 2001; retired from General Motors Corporation
                                                  in 1992 after 36 years of service; from 1981 to 1992,
                                                  Executive Vice President and a member of the Board of
                                                  Directors of GM. (2)

----------
(1) Member of the Management Compensation and Nominating Committee.

(2) Member of the Audit Committee.

(3) Member of the Management Committee.


INFORMATION REGARDING THE BOARD OF DIRECTORS

     The business and affairs of Transpro are managed under the direction of our Board of Directors, whose members are elected annually by the stockholders. During 1995, the Board of Directors designated a Management Compensation and Nominating Committee and an Audit Committee. Messrs. Lederer and Banducci and Ms. Oster are the members of the Management Compensation and Nominating Committee; and Messrs. Smith, Abraham and Colburn are the members of the Audit Committee. During 1999, the Board of Directors designated a Management Committee. Messrs. Banducci, Johnson and Lederer are the members of the Management Committee. Charles E. Johnson, our current President and Chief Executive Officer, joined the Management Committee in March 2001.

     The Management Compensation and Nominating Committee (the "Compensation Committee") recommends to the Board salaries and incentive compensation awards for our officers; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers our 1995 Stock Plan and our 1995 Nonemployee Directors Stock Option Plan (the "Directors Plan"), grants stock options and restricted shares of common stock under the 1995 Stock Plan; and issues the Report on Executive Compensation required to be included in our proxy statement by the rules of the Securities and Exchange Commission. This committee also selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Compensation Committee has recommended each of the seven returning incumbent directors for re-election at the annual meeting. The Compensation Committee will consider nominees recommended by stockholders for election at the 2003 Annual Meeting of Stockholders that are submitted prior to the end of 2002 to our Secretary at Transpro's offices, 100 Gando Drive, New Haven, Connecticut 06513. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected.

     The Audit Committee recommends to the Board of Directors the appointment of our independent auditors and reviews the degree of their independence; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees for these services; reviews with the auditors and management our policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with our financial staff and the extent to which recommendations made by the independent auditors have been implemented. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors has adopted an Audit Committee Charter that meets the requirements of the Securities and Exchange Commission and the New York Stock Exchange.

     The Management Committee serves as an advisory resource for Transpro management with regard to industry-specific strategic issues and the condition of the marketplace in which we operate. The Management Committee was established to assist management in its oversight of our operations through the experience and knowledge of its members, rather than to take specific action with regard to any particular area of corporate governance.

     During 2001, the Board of Directors held five meetings and acted once by unanimous written consent, the Compensation Committee held six meetings and acted once by unanimous written consent, the Audit Committee held eight meetings and the Management Committee held two meetings. During 2001, each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he or she served while he or she was director or a member of a committee of the Board of Directors.


COMPENSATION OF DIRECTORS

     The Chairman of the Board of Directors is paid an annual retainer of $35,000 per year for his services as Chairman and $1,000 for each meeting of the Board of Directors attended. The Chairman does not receive any additional compensation for committee participation. All other nonemployee directors are paid $12,000 per year for their services as a director and $1,000 for each meeting of the Board of Directors attended. Each nonemployee member of the Audit, Compensation or Management Committee is paid $2,000 per year for his or her services as a member, and each committee member is paid $500 for each meeting of a committee attended. Directors are not paid fees for their participation in meetings by telephone conference or for actions by unanimous written consent. Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings.

     Under our 1995 Nonemployee Directors Stock Option Plan, the Chairman and each nonemployee director are automatically entitled to a grant of options to purchase 3,200 and 1,500 shares of common stock, respectively, on an annual basis, on the first Friday following our annual meeting of stockholders. Pursuant to the Directors Plan, Messrs. Abraham, Colburn, Lederer, Ms. Oster and Mr. Smith were each granted options to purchase 1,500 shares of common stock on May 4, 2001 at an exercise price of $2.70 per share. Mr. Banducci received options to purchase 3,200 shares of common stock on such date at the same exercise price. Each option expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

     We maintain a matching gift program for the benefit of our directors. Pursuant to the matching gift program, in 2001, we matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     During the final three months of 2000 and prior to the hiring of Charles E. Johnson as President and Chief Executive Officer in March 2001, Mr. Banducci took on many of the day-to-day management responsibilities typically associated with the position of President and Chief Executive Officer. In consideration for these additional services, in June 2001 the Board approved the payment $96,562.50 in cash in twelve monthly installments beginning July 1, 2001 and the issuance of 30,175 shares of common stock to Mr. Banducci.

     We are party to an employment agreement with Charles E. Johnson, our President and Chief Executive Officer, and a director. For a description of the terms of this agreement and certain stock option grants made to Mr. Johnson in 2001 pursuant to the agreement, see "Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements."

VOTE REQUIRED

     The seven nominees receiving the affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, shall be elected as directors. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an instruction to withhold authority by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the nominee because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the nominee.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF TRANSPRO AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.


                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Compensation and Nominating Committee is comprised of three independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer Transpro's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

 Compensation Policies

     We have formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of Transpro, principally by (i) setting base salaries at the median of the marketplace, (ii) creating a significant annual incentive opportunity with target award levels somewhat above median marketplace practices and (iii) creating a highly leveraged (i.e., approximately between the marketplace 50th and 75th percentiles) long term incentive opportunity for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders' interests. Five key principles serve as the guiding framework for compensation decisions for all employees of Transpro:

     o To attract and retain the most highly qualified management and employee team.

     o    To pay competitively compared to similar automotive companies.

     o To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

     o To motivate senior executives to achieve Transpro's annual and long-term business goals by providing higher than average leveraged equity-based incentive opportunities.

     o To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

     To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentive plan, long-term incentive opportunities for senior management, and other employment benefits.

     Base Salary. We will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. Transpro's philosophy regarding base salaries is conservative, and will seek to maintain salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. We believe that base salary for 2001 for our Chief Executive Officer and for the other executive officers was generally at the competitive industry average.

     Annual Incentive Plan. We have designed an annual incentive plan pursuant to which key Transpro employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that incorporate overall corporate, divisional and personal targets. In general, with regard to senior executives, a greater degree of emphasis is placed on the long-term incentives described below.

     Long Term Incentives. We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Transpro stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for stockholders and retaining key employees.

     Other Benefits. Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide a company automobile or automobile allowance to executive officers.

 Compliance with Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. We intend to structure the compensation of our executive officers in a manner that should ensure that Transpro does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The salaries for our highest paid executives will be set, in part based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to approach $1 million in the foreseeable future. We are a proponent of using more performance and equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     Our 1995 Stock Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of
Section 162(m). The 1995 Stock Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

 2001 Compensation for the Chief Executive Officer

     In 2001, Charles E. Johnson was entitled to receive base salary payments at a rate of $360,000 per year, pursuant to the terms of his employment agreement with the Company. As Mr. Johnson did not join Transpro until March 2001 and took a voluntary 20% pay cut beginning in October 2001, his actual base salary received in 2001 was $280,275. See "Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements." Mr. Johnson earned an annual performance bonus of $81,000 pursuant to the Annual Incentive Plan for 2001, based upon the achievement of certain goals set by the Compensation Committee. In March 2001, Mr. Johnson was granted an option to purchase 60,000 shares of common stock at an exercise price of $2.90 per share, which was the market price for the common stock on the date of grant. In June 2001, Mr. Johnson was granted an option to purchase 40,000 shares of common stock at an exercise price of $3.20 per share, which was the market price for the common stock on the date of grant. These option grants were made in accordance with the Committee's compensation practices.

 Summary

     The Compensation Committee believes that we have implemented a comprehensive compensation program for Transpro executives that is appropriate and competitive with the total compensation programs provided by other similar automotive companies with which we compete. We believe our compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of Transpro on behalf of our stockholders. We look forward to providing the stockholders with an update in our next annual report to you.

                                        Management Compensation and Nominating
                                        Committee of the Board of Directors

                                        - PAUL R. LEDERER, CHAIRMAN
                                        - BARRY R. BANDUCCI
                                        - SHARON M. OSTER


ANNUAL AND LONG-TERM EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by Transpro and its subsidiaries to those persons who were (i) the Chief Executive Officer, (ii) the other four most highly compensated executive officers at the end of 2001 and (iii) two former executive officers (collectively, the "named executive officers"), for services rendered by them in all capacities in which they served Transpro and its subsidiaries during 1999, 2000 and 2001.


                           SUMMARY COMPENSATION TABLE




                                                                            LONG-TERM COMPENSATION
                                                ANNUAL COMPENSATION (a)             AWARDS
                                               -------------------------   --------------------------
                                                                            SECURITIES        ALL
                                                                            UNDERLYING       OTHER
                                                                 BONUS       OPTIONS/        COMP.
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)        ($)        SARS (#)        ($)(B)
-----------------------------------   ------   ------------   ----------   ------------   -----------
Charles E. Johnson (c) ............   2001     $280,275       $ 81,000       100,000        $ 83,722
 President and Chief                  2000         --            --            --                 --
 Executive Officer                    1999         --            --            --                 --
Richard A. Wisot (d) ..............   2001      104,013         20,000       25,000            1,976
 Vice President, Treasurer,           2000         --            --            --                 --
 Secretary and Chief Financial        1999         --            --            --                 --
 Officer
David Albert (e) ..................   2001      115,188         22,000       25,000           84,595
 Vice President -- Operations         2000         --            --            --                 --
                                      1999         --            --            --                 --
Jeffrey L. Jackson ................   2001      148,132         23,000       10,000            4,208
 Vice President --                    2000      146,420              0          0              4,322
 Human Resources                      1999      135,000         29,970       10,000            4,265
Kenneth T. Flynn, Jr. (f) .........   2001       64,511         18,000          0              1,915
 Vice President and Corporate         2000         --            --            --                 --
 Controller                           1999         --            --            --                 --
Henry P. McHale ...................   2001            0              0          0            444,675(g)
 Former President and Chief           2000      386,250              0          0              8,517
 Executive Officer                    1999      386,250        142,913       25,000            9,322
John F. Della Ventura .............   2001      111,936              0       15,000           83,106(h)
 Former President,                    2000      164,000              0          0              4,242
 G&O Division                         1999      157,500         23,940       15,000            3,874

----------

(a) The aggregate amount of perquisites and other personal benefits is less than the lesser of $50,000 or 10% of the total salary and bonus reported for each indicated named executive officer.

(b) All Other Compensation includes for 1999, 2000 and 2001, respectively, (i) contributions made by each named executive officer's employer under its defined contribution plan in the following amounts: Mr. Johnson -- $0, $0 and $3,214; Mr. Wisot -- $0, $0 and $922; Mr. Albert -- $0, $0 and $1,414;
     Mr. Jackson -- $3,489, $3,513 and $2,949; Mr. Flynn -- $0, $0 and $672; Mr.
     McHale -- $6,663, $5,829 and $0; and Mr. Della Ventura -- $1,123, $1,370
     and $1,509; and (ii) insurance premiums paid by Transpro in 1999, 2000 and 2001 for the benefit of the named executive officers in the following amounts: Mr. Johnson -- $0, $0 and $1,987; Mr. Wisot -- $0, $0 and $1,054;
     Mr. Albert -- $0, $0 and $977; Mr. Jackson -- $776, $809 and $1,259; Mr.
     Flynn -- $0, $0 and $1,243; Mr. McHale -- $2,659, $2,688 and $2,686; and
     Mr. Della Ventura -- $2,752, $2,872 and $2,877. Also includes reimbursement of grossed-up moving expenses in 2001 for Messrs. Johnson and Albert in the amounts of $78,521 and $82,204, respectively.

(c)  Mr. Johnson joined Transpro in March 2001.

(d)  Mr. Wisot joined Transpro in June 2001.

(e)  Mr. Albert joined Transpro in April 2001.

(f)  Mr. Flynn joined Transpro in June 2001.

(g) Includes severance-related payments of $374,759 and a supplemental retirement plan payment of $61,867 made to Mr. McHale in 2001. Mr. McHale resigned from Transpro effective December 31, 2000.

(h) Includes severance payments of $78,720 made to Mr. Della Ventura in 2001. Mr. Della Ventura resigned from Transpro in July 2001.

     The following table sets forth the grants of stock options made during the year ended December 31, 2001 to the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR




                                    NUMBER OF             % OF
                                    SECURITIES       TOTAL OPTIONS
                                    UNDERLYING         GRANTED TO
                                     OPTIONS          EMPLOYEES IN       EXERCISE     EXPIRATION        GRANT DATE
NAME                               GRANTED (A)     FISCAL PERIOD (B)       PRICE         DATE        PRESENT VALUE (C)
-------------------------------   -------------   -------------------   ----------   ------------   ------------------
Charles E. Johnson ............       60,000              26.1%           $2.90       3/14/2011           $98,400
                                      40,000              17.4%           $3.20       6/23/2011           $75,200
Richard A. Wisot ..............       25,000              10.9%           $3.20       6/23/2011           $47,000
David Albert ..................       25,000              10.9%           $3.20       6/23/2011           $47,000
Jeffrey L. Jackson ............       10,000               4.3%           $2.50        1/4/2011           $14,500
Kenneth T. Flynn, Jr. .........           --                --               --              --                --
Henry P. McHale ...............           --                --               --              --                --
John F. Della Ventura .........       15,000               6.5%           $2.50        1/4/2011           $21,750


----------
(a) The grant of options to Mr. Johnson to purchase 60,000 shares is exercisable one-third after one year from date of grant, two-thirds after two years from date of grant and 100 percent after three years from date of grant and the grant of options to Mr. Johnson to purchase 40,000 shares is exercisable 50 percent after March 12, 2002 and 100 percent after March 12, 2003. All other options granted are exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

(b) Options to purchase a total of 230,000 shares of common stock were issued by Transpro to employees in fiscal 2001.

(c) Present value calculated using the Black Scholes model assuming a 4.65% interest rate (the rate of treasury securities with a maturity date closest to the expected life of the options) and 56.49% volatility (calculated based upon the performance of the common stock from the date of the spin-off through the grant date).

     The following table sets forth information with respect to unexercised options to purchase Transpro common stock held by the named executive officers at December 31, 2001. No options to purchase common stock were exercised in 2001 by these persons.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES




                                                                               VALUE OF
                                                                             UNEXERCISED
                                             NUMBER OF                       IN-THE-MONEY
                                            UNEXERCISED                       OPTIONS AT
                                            OPTIONS AT                          FISCAL
                                         FISCAL YEAR-END #                 YEAR-END($) (A)
                                  -------------------------------   ------------------------------
              NAME                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------   -------------   ---------------   -------------   --------------
Charles E. Johnson ............         0             100,000            --             $12,000
Richard A. Wisot ..............         0              25,000            --                   0
David Albert ..................         0              25,000            --                   0
Jeffrey L. Jackson ............         0              10,000            --               6,000
Kenneth T. Flynn, Jr. .........         0                   0            --                  --
Henry P. McHale ...............         0                   0            --                  --
John F. Della Ventura .........         0                   0            --                  --

----------

(a) Computed based upon the difference between the closing price of Transpro common stock on December 31, 2001 ($3.10) and the exercise price.


RETIREMENT PLANS

     Each of our named executive officers other than Mr. Della Ventura are covered by a non-contributory defined benefit cash balance plan. We credit an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant's total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant's total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:


                                                                PLUS % OF PAY ABOVE 1/12 OF
YEARS OF SERVICE              CREDIT ACCOUNT WITH % OF PAY   SOCIAL SECURITY TAXABLE WAGE BASE
---------------------------- ------------------------------ ----------------------------------
Less than 10 years .........               2.25%                            2%
10 to 20 years .............               3.00%                            2%
20 or more years ...........               4.00%                            2%

     Each year until each participant's normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments. Upon normal retirement at age 65, Messrs. Johnson, Wisot, Albert, Jackson, Flynn and McHale's estimated annual pension benefits under the cash balance plan are $0, $0, $0, $15,957, $0 and $0, respectively.

     Mr. McHale took a lump-sum distribution of $53,490 from the cash balance plan in 2001 in connection with his departure from Transpro. Mr. Della Ventura, who was covered by defined benefit plan covering employees of our G&O division, took a lump sum distribution from that plan in 2001 in the amount of $110,158 in connection with his departure from Transpro.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

 Charles E. Johnson

     Effective March 12, 2001, we entered into an employment agreement with Charles E. Johnson, our President and Chief Executive Officer. The agreement has a two-year term with automatic one-year extensions upon each anniversary date of the agreement unless either party gives at least 90 days' notice to the contrary. The employment agreement can be terminated by Transpro for "serious cause" (as defined in the employment agreement) or in the event Mr. Johnson becomes disabled, and Mr. Johnson can terminate the agreement for "good reason" (as defined in the agreement). The employment agreement provides annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Transpro retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. The employment agreement provides for an annual salary of $360,000 and a bonus of up to 150% of base salary determined based upon performance targets set annually by the Board. Mr. Johnson took a voluntary 20% pay cut beginning in October 2001 through the remainder of 2001. In addition, under the agreement, in March 2001 Mr. Johnson received options to purchase 60,000 shares of common stock under our 1995 Stock Plan exercisable one third after one year from date of grant, two-thirds after two years from date of grant and 100 percent after three years from date of grant. In June 2001, Mr. Johnson received options to purchase an additional 40,000 shares that are exercisable 50% after March 12, 2002 and 100% after March 12, 2003. We also agreed to pay Mr. Johnson's reasonable relocation expenses.

     Mr. Johnson's employment agreement contains additional provisions which provide that, in the event we terminate Mr. Johnson's employment other than for "serious cause" or his disability, death or retirement, or if Mr. Johnson terminates his employment for "good reason," we would pay him an amount equal to his salary for one year and would provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after termination. In addition, we would pay Mr. Johnson accrued vacation pay and all other amounts to which he is entitled under the agreement prior to termination.

 Severance Agreements

     Messrs. Wisot, Albert, Jackson and Flynn entered into severance agreements with the Company. Pursuant to their respective severance agreements, if the officer lost his current position (except for termination for "cause" as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first.

 Severance Payments

     We entered into a Separation and Release Agreement with Henry P. McHale, our former President and Chief Executive Officer, pursuant to which Mr. McHale resigned from Transpro effective December 31, 2000. As part of this agreement Transpro and Mr. McHale generally released one another from all claims and we agreed to pay Mr. McHale in twelve equal monthly installments an aggregate amount of $386,250 and also agreed to provide Mr. McHale with insurance benefits equivalent to those which he was receiving while employed with Transpro and the use of a company automobile for one year. We also agreed to pay Mr. McHale his legal fees and expenses in connection with the preparation of the Separation and Release Agreement together with $15,800, representing accrued vacation pay and additional consideration for his release.

     We entered into a Settlement and Release Agreement with John F. Della Ventura, our former G&O Division President, pursuant to which Mr. Della Ventura resigned from Transpro effective July 13, 2001. As part of this agreement Transpro and Mr. Della Ventura generally released one another from all claims and we agreed to make bi-weekly payments to Mr. Della Ventura of $6,560 for the lesser of one year or the date that he secures other full-time employment. We also agreed to provide Mr. Della Ventura with insurance benefits and use of a company automobile and certain other perquisites until the earlier of one year or the date that he secures other full-time employment. We paid Mr. Della Ventura severance of $78,720 in 2001.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee currently consists of three non-employee directors -- Messrs. Lederer, Banducci and Ms. Oster. Pursuant to the Directors Plan, Mr. Lederer and Ms. Oster were each granted options to purchase 1,500 shares of common stock on May 4, 2001 at an exercise price of $2.70 per share. Mr. Banducci received options to purchase 3,200 shares of common stock on such date at the same exercise price. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. See "Compensation of Directors," above.

     During the final three months of 2000 and prior to the hiring of Charles E. Johnson as President and Chief Executive Officer in March 2001, Mr. Banducci took on many of the day-to-day management responsibilities typically associated with the position of President and Chief Executive Officer. In consideration for these services, in June 2001 the Board approved the payment $96,562.50 in cash in twelve monthly installments beginning July 1, 2001 and the issuance of 30,175 shares of common stock to Mr. Banducci.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of these forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2001 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.


COMPANY PERFORMANCE

     The following graph shows the cumulative total stockholder return on Transpro common stock since January 1, 1997, compared to the returns of the New York Stock Exchange Market Value Index, and a peer group consisting of the reporting companies in SIC Code 3714 -- Motor Vehicle Parts and Accessories.

                                TRANSPRO, INC.
               COMPARISON OF CUMULATIVE TOTAL RETURN 1/97-12/01
                          VS. NYSE MARKET VALUE INDEX
              AND SIC -- MOTOR VEHICLE PARTS AND ACCESSORIES INDEX


[GRAPHIC OMITTED]



     Assumes $100 invested January 1, 1997 in Transpro common stock, NYSE Market Value Index and SIC -- Motor Vehicle Parts and Accessories Index; assumes dividend reinvestment.


                                  [LINE CHART]


                                 1/97      12/97       12/98       12/99       12/00       12/01
                                ------ ------------ ----------- ----------- ----------- -----------
TRANSPRO ......................  $100    $ 100.79    $  56.39    $  77.11    $  31.30    $  37.86
NYSE MARKET VALUE INDEX .......  $100    $ 131.56    $ 156.55    $ 171.42    $ 175.51    $ 159.87
SIC INDEX .....................  $100    $ 129.18    $ 128.74    $ 104.18    $  79.06    $  95.95

                                 STOCK OWNERSHIP


PRINCIPAL STOCKHOLDERS

     The following tables set forth information as of March 6, 2002 with respect to the only persons known to us to be the beneficial owners (for purposes of the rules of the SEC) of more than 5% of the outstanding shares of our common stock as of that date.



                                                    AMOUNT AND
                                                     NATURE OF
                   NAME AND ADDRESS OF              BENEFICIAL    PERCENT
                    BENEFICIAL OWNERS                OWNERSHIP    OF CLASS
                    -----------------                ---------    --------
    Gabelli Funds, LLC ........................     1,072,120(a)   15.4%
    GAMCO Investors, Inc.
    Gabelli Performance Partnership L.P.
    Gemini Capital Management Limited
    Gabelli Advisers, Inc.
     One Corporate Center
     Rye, New York 10580
    State of Wisconsin Investment Board .......       792,000(b)   11.3%
     P.O. Box 7842
     Madison, Wisconsin 53707
    Fidelity Management & Research Company ....       660,925(c)    9.5%
    FMR Corp.
    Edward C. Johnson 3d
    Abigail P. Johnson
     82 Devonshire Street
     Boston, Massachusetts 02109
    Ironwood Capital Management, LLC ..........       620,500(d)    8.9%
    Warren J. Isabelle
    Richard L. Droster
    Donald Collins
     21 Custom House Street
     Boston, Massachusetts 02109
    Paul S. Wilhide ...........................       413,479(e)    5.9%
     2121 North Fielder Road
     Arlington, Texas 76012


----------

(a) This figure is based on information set forth in a Schedule 13D Amendment No. 13 filed with the SEC on October 18, 2000. GAMCO Investors, Inc. ("GAMCO") holds sole voting and dispositive power over 634,620 shares of common stock. Gabelli Funds, LLC holds sole voting and dispositive power over an aggregate of 402,200 shares of common stock. Gabelli Performance Partnership L.P. ("GPP") holds sole voting and dispositive power over 10,000 shares of common stock, and Gemini Capital Management Ltd. holds sole voting and dispositive power over 5,200 shares of common stock, respectively. Gabelli Advisers, Inc. holds sole voting and dispositive power over 20,100 shares of Common Stock. Mario J. Gabelli is the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Asset Management Inc., which is the sole parent of GAMCO and Gabelli Funds, LLC. Mr. Gabelli is also a portfolio manager of GPP.

(b) This figure is based upon information set forth in a Schedule 13G Amendment No. 7 filed with the SEC on February 13, 2002. The State of Wisconsin Investment Board has sole voting and dispositive power over all of the indicated shares.

(c) This figure is based on information set forth in a Schedule 13G Amendment No. 4 filed with the SEC on June 9, 1999. FMR Corp. ("FMR") and Edward C. Johnson 3d have sole dispositive power over all of the indicated shares but do not hold voting power over the shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, holds sole voting power over the indicated shares under written guidelines established by its Board of Trustees.

(d) This figure is based on information set forth in a Schedule 13G filed with the SEC on February 14, 2002. Each of the listed parties holds shared voting power over 416,300 shares and shared dispositive power over all of the indicated shares.

(e) This figure is based on information set forth in a Schedule 13G filed with the SEC on February 13, 2002. Mr. Wilhide holds sole voting and dispositive power over all of the indicated shares. Mr. Wilhide also holds 18,920 shares of Transpro's Series B Convertible Redeemable Preferred Stock. Mr. Wilhide's Series B preferred stock is convertible into common stock on a ratio based on the prevailing market price of Transpro common stock; provided that the aggregate Transpro common stock issued upon all Series B preferred stock conversions shall not exceed 7% of the outstanding common stock of Transpro after giving effect to the conversions. In December 2001, Mr. Wilhide converted 11,080 shares of Series B preferred stock into 373,279 shares of TransPro common stock.


DIRECTORS AND OFFICERS

     The following table sets forth information as of March 6, 2002, with respect to shares of our common stock beneficially owned (for purposes of the rules of the SEC) by each director and each executive officer named in the Summary Compensation Table above and by all directors and current executive officers as a group, except that the information with respect to shares held by the trustee under Transpro's 401(k) Savings Plan is as of December 31, 2001 (the most recent practicable date for such information). Beneficial ownership includes shares that may be obtained within 60 days through the exercise of stock options.


                                                     AMOUNT AND
                                                     NATURE OF
                                                     BENEFICIAL      PERCENT
               NAME OF BENEFICIAL OWNER              OWNERSHIP       OF CLASS
               ------------------------              ---------       --------
    Barry R. Banducci ............................    148,375(a)        2.1%
    Charles E. Johnson ...........................     86,350(b)        1.2%
    William J. Abraham, Jr. ......................     51,500(c)(d)      *
    Philip Wm. Colburn ...........................     35,688(c)         *
    Paul R. Lederer ..............................     13,250(c)(e)      *
    Sharon M. Oster ..............................     16,311(c)         *
    F. Alan Smith ................................     20,250(c)         *
    David Albert .................................      2,509(f)         *
    Kenneth T. Flynn, Jr. ........................          0           --
    Jeffrey L. Jackson ...........................     27,527(g)         *
    Richard A. Wisot .............................        800            *
    Henry P. McHale ..............................     18,905(f)         *
    John F. Della Ventura ........................      5,941(h)         *
    All directors and executive officers as agroup
     (11 persons) ................................    402,560(i)        5.7%

----------
*    Less than 1%

(a) Includes 21,200 shares issuable upon exercise of options. Also includes 53,000 shares held by The Banducci Family LLC.

(b)  Includes 40,000 shares issuable upon exercise of options.

(c)  Includes 10,250 shares issuable upon exercise of options.


(d)  Includes 10,000 shares held in Mr. Abraham's Keogh account.


(e)  Includes 3,000 shares held by the Paul R. Lederer Revocable Trust.


(f) Consists of shares held by the trustee under the Transpro, Inc. 401(k) Savings Plan.


(g) Includes 24,301 shares held by the trustee under the Transpro, Inc. 401(k) Savings Plan.


(h) Includes 3,941 shares held by the trustee under the Transpro, Inc. 401(k) Savings Plan.


(i) Consists of 263,300 shares owned by or on behalf of directors and executive officers; 26,810 shares held on behalf of certain executive officers by the trustee under the Transpro, Inc. 401(k) Savings Plan; and 112,450 shares issuable upon exercise of options.


      PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     Our Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2002, and has directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand L.L.P. has audited our financial statements since we were spun-off from Allen Telecom Inc. (formerly The Allen Group Inc.) in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.


     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Transpro and its stockholders.


VOTE REQUIRED


     The affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.


     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS" TO BE IN THE BEST INTERESTS OF TRANSPRO AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                 AUDITOR MATTERS


REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews Transpro's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. TransPro's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Transpro and its management. The Audit Committee has also considered whether the independent auditors provision of information technology services and other non-audit services to Transpro is compatible with the auditor's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended December 31, 2001 be included for filing in Transpro's annual report on SEC Form 10-K for the year ended December 31, 2001.

                                        Audit Committee of the Board of
                                        Directors

                                        - F. ALAN SMITH, CHAIRMAN
                                        - WILLIAM J. ABRAHAM
                                        - PHILIP WM. COLBURN


AUDIT FEES

     The aggregate fees billed to Transpro by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the 2001 fiscal year and the reviews of the interim financial statements included in our quarterly reports on Form 10-Q were $511,092.


ALL OTHER FEES

     The aggregate fees billed to Transpro in 2001 by PricewaterhouseCoopers LLP, for services not included above, which consisted primarily of tax research and return preparation, executive compensation studies and employee benefit plan audits, were $144,492.


                              CERTAIN TRANSACTIONS

     We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2001 were approximately $22,000. William J. Abraham, one of our directors, is a partner with Foley & Lardner.


                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2003 annual meeting of stockholders must be received by us no later than December 2, 2002 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     Our annual report, including financial statements, for the year 2001 is enclosed with this proxy mailing but is not a part of the proxy soliciting material.


     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope.


                                        By Order of the Board of Directors


                                        RICHARD A. WISOT
                                        Secretary


Dated: March 28, 2002

                                                                      APPENDIX A
                                                                      ----------


                                 TRANSPRO, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 2, 2002


         Barry R. Banducci and Charles E. Johnson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of TransPro, Inc. held of record by the undersigned on March 6, 2002, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 2, 2002, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.


         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                  1.       ELECTION OF DIRECTORS - NOMINEES:

                           Barry R. Banducci
                           William J. Abraham, Jr.
                           Philip Wm. Colburn
                           Charles E. Johnson
                           Paul R. Lederer
                           Sharon M. Oster, and
                           F. Alan Smith.

                  FOR ALL NOMINEES

                  WITHHELD FROM ALL NOMINEES

                  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE


                  2. APPROVAL OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS:

                  FOR

                  AGAINST

                  ABSTAIN

                  DISCRETIONARY AUTHORITY IS HEREBY GRANTED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                  Mark here for address change and note at left.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT:        PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. EACH JOINT OWNER
                  SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD
                  GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PEASE
                  GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A
                  PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED
                  PERSON.


Signature:_________________________        Date:_________________________

Signature:__________________________       Date:_________________________



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